NCI Building Systems Reports
Second Quarter Fiscal 2013 Results

HOUSTON, June 4, 2013 -- NCI Building Systems, Inc. (NYSE: NCS) today reported financial results for the second quarter ended April 28, 2013.

Second Quarter Highlights:

•	Net sales rose 17.3% to $293.4 million, compared to the same quarter last fiscal year.

•	Gross profit increased 4.9% to $60.8 million from $58.0 million.

•	Adjusted EBITDA was $10.6 million, within the range previously disclosed on May 14, 2013.

•	Net loss per diluted common share of $0.28.

•	Quarter-end backlog increased 6% to $276 million compared to the same period in fiscal 2012.

•	Clayton, Dubilier & Rice, LLC (CD&R) managed funds converted all of their preferred shares to common shares.

•	Company priced and allocated commitments with respect to the proposed refinancing of its existing $240 million term loan, which will eliminate maintenance financial covenants and reduce annual interest expense by nearly $12 million.

Norman C. Chambers, Chairman, President and Chief Executive, commented, "We delivered second quarter results in line with our preliminary disclosure on May 14, 2013. As previously discussed, while we achieved double-digit revenue growth, primarily due to last year’s acquisition of Metl-Span, volumes for the quarter were below our internal expectations. Poor winter weather conditions as compared to last year’s second quarter resulted in weaker year-over-year demand for nonresidential construction and the slower release of work from our backlog. We also strategically invested in additional manufacturing personnel during the quarter, which temporarily put pressure on our operating margins, but also has positioned us to capitalize on stronger anticipated demand in the second half of the year. We exited the second quarter with a growing backlog comprised of a greater percentage of higher-margin design/build projects than at the end of the same period last year, which is reflective of the success of our recent marketing and sales initiatives.”

"Results across our end-markets and product categories were mixed in the second quarter. We produced strong year-over-year gains in component sales to OEM customers, as well as higher insulated metal panel sales to the commercial and industrial markets, partially offset by soft demand in the agricultural market. Our Coatings group continued to diversify its revenue sources and maintained its profitability levels during the ramp-up of the new Middletown facility, while the Buildings group was affected by lower margin mix and pricing pressures.”

"We ended the second quarter with progressively improving levels of quoting activity. Leading construction indicators and McGraw-Hill data continue to point to an increase in nonresidential construction activity in the second half of our fiscal 2013. We believe that as demand picks up, we should demonstrate increasing levels of operating leverage, with a greater portion of our revenue falling to the bottom line," Mr. Chambers concluded.

Recent Developments

•	On May 14, 2013, CD&R, the holders of NCI’s convertible preferred shares, converted all of their preferred shares to common shares. The conversion eliminates all outstanding convertible preferred stock and will increase stockholders’ equity by approximately $620 million beginning in the third quarter of fiscal 2013.

•	On May 14, 2013, NCI announced it would seek to refinance its existing $240 million term loan. In connection with the proposed refinancing, both Standard & Poor’s and Moody’s upgraded the Company’s corporate credit ratings. The transaction priced and commitments were allocated over the last week and is expected to close at the end of June. The transaction will extend the maturity of the Company’s term loan to 2019, eliminate financial maintenance covenants and generate annual interest cost savings (including a reduction in amortized debt issuance costs and issue discount) of nearly $12 million. Early debt extinguishment charges are expected to range between $20 million and $22 million in the 2013 third quarter and include the write-off of non-cash existing deferred debt issue costs and non-cash initial issue discount as well as a 1% cash payment for early termination.

Second Quarter 2013 Results

For the second quarter, net sales grew 17.3% to $293.4 million from $250.2 million in last year's second quarter mainly due to the contribution from the Company’s June 2012 Metl-Span acquisition and the success of its cross-selling initiatives.

Gross profit increased 4.9% to $60.8 million from $58.0 million. Gross profit margin narrowed to 20.7% from 23.2% in the second quarter of last year due to elevated costs related to certain investments made in the Company’s operations and as the result of increased competitive pricing pressure in the seasonally weak second quarter of our fiscal 2013. Additionally, the Company incurred costs related to the ramp-up of its newly refurbished state-of the-art coating facility and its insulated metal panel facility, and there were integration costs associated with the conversion of one of NCI’s existing insulated metal panel plants to incorporate Metl-Span’s manufacturing process. In addition, similar to the first quarter, the Company made investments in manufacturing personnel in this fiscal year to support the higher level of activity expected in the second half of 2013.

Engineering, selling, general and administrative (ESG&A) expenses were $62.8 million up from $51.6 million, primarily reflecting the addition of Metl-Span and last year’s benefit of approximately $2.9 million in legal and bad debt recoveries. Current year ESG&A expenses also included higher non-cash stock compensation expense of $1.3 million and approximately $1.5 million of unique charges. As a percentage of revenues, ESG&A was 21.4% in the 2013 second quarter compared to 20.6% in the year-ago period. The Company reported an operating loss of $1.9 million compared to an operating profit of $4.9 million in last year’s second quarter.

As previously disclosed, Adjusted EBITDA, a non-GAAP measure, defined as earnings before interest, taxes, depreciation and amortization, and cash and other non-cash items, in accordance with the Company's secured credit facilities was $10.6 million compared to $15.3 million reported in last year’s second quarter. Please see reconciliation of Adjusted EBITDA to net income in the Company’s financial statements included in this release.

For the second quarter of 2013, the Company reported a net loss of $5.3 million, or $0.28 per diluted common share. In last year's second quarter, the Company reported net income of $1.3 million, but incurred a net loss applicable to common shares of $16.3 million, or $0.86 per share, which included the accrual of preferred stock dividends and accretion of $9.7 million and a non-cash beneficial conversion feature charge of $7.9 million.

Inventory levels increased 18% over the same period of the prior year to $126 million, due primarily to the acquisition of Metl-Span. Annualized inventory turnover was 7.5 turns for the second quarter compared to 7.1 turns in last year's second quarter and 8.5 turns in the first quarter of fiscal 2013.

Capital expenditures were $12.7 million for the 2013 first half, which included finalizing the refurbishment of the Middletown coating facility, integration of Metl-Span with the Company’s existing operations, and investments in both manufacturing capabilities in the Coatings group and system improvements in the Buildings group. The net cash used in operating activities was $4.4 million.

Second Quarter 2013 Segment Performance

The Coatings group reported that total sales and third party sales increased 2% and 12% year-over-year, respectively. Operating income dipped 3% to $4.8 million in the second quarter of 2013, compared to the second quarter last fiscal year primarily as the result of start-up costs for the new plant. The ramp-up of the Middletown, Ohio plant is progressing well, and the facility remains on track to be incrementally profitable in the fiscal 2013 fourth quarter.

The Components group increased total sales by 38% year-over-year and produced a 51% increase in third-party sales, demonstrating the benefits of the Metl-Span acquisition. Year-over-year operating income declined to $5.1 million from $9.0 million in the same quarter last fiscal year, as a result of several factors – increased pricing pressure in the seasonally weaker period, an unfavorable comparison to the prior year, which included $2.9 million of benefit from legal and bad debt recoveries, $1.3 million of current year investments in growth initiatives, $1.7 million of integration costs and investments for the Metl-Span acquisition and the ramp-up of the new Mattoon, Illinois panel plant.

The Buildings group’s total sales were flat with last year’s second quarter results, and third-party sales were down approximately 2%. Sales and margins were both impacted by pricing pressures associated with the seasonally weak second quarter, and the impact was exacerbated by notably poor weather conditions for construction activity as compared to last year’s second quarter. Operating profit declined 38% to $4.2 million due to the aforementioned reasons, as well as investments made in additional manufacturing personnel to support an expected higher level of activity in the second half of 2013.

Market Commentary

Most leading indicators for nonresidential construction activity remain positive. These indicators include a burgeoning residential recovery, which historically precedes a nonresidential recovery, declining nonresidential vacancy rates, at levels in line with the previous cyclical recovery, favorable lending standards for nonresidential construction, comparable to the high growth period of the 1990's, and improving jobs data. One of the most encouraging data points is the marked improvement in April in the Dodge Momentum Index, which is at its highest level since 2008. All of these factors are in support of the early stages of a nonresidential construction recovery, with 2012 new construction starts measured in square feet of 753 million, up 7% from 2011, but well below average new starts over the last 40 years of approximately 1.3 billion square feet.

The American Institute of Architects’ Architecture Billing Index (ABI) for the Commercial/Industrial (C/I) sector fell to 49 for the month of April. The C/I sector billing index has historically demonstrated a strong correlation to nonresidential construction starts. During the first year of the last cyclical recovery (2004-2007), the ABI experienced six consecutive months above 50 (indicating demand growth) followed by five consecutive months below 50 before the recovery firmly took hold. As a result, the recent dip in the ABI, which followed six consecutive months above 50, is not unexpected.

In the second quarter of NCI’s fiscal 2013, low-rise nonresidential construction starts (measured in square feet) increased by 1.6% from the comparable period in fiscal 2012, as reported by McGraw-Hill. McGraw-Hill continues to project that calendar year 2013 square footage will be approximately 800 million, up from the 753 million square feet reported in 2012, with most of the increase taking place in the second half of the calendar year.

Summary/Outlook

“Our performance improved throughout the fiscal second quarter, concluding with a profitable April,” noted Mr. Chambers. “At the end of the period, the Buildings group had improved its backlog year-over-year by 10% in volume and 6% in value. The more recent additions to backlog in the period reflected an increased level of design/build projects with improved pricing. The Components group delivered significant growth in Commercial/Industrial sector sales for insulated metal panels. In addition, sales of core roofing and sidewall products to NCI’s largest OEM customers showed meaningful quarterly growth for the first time since 2009. In the Coatings group, the Middletown, Ohio light gauge paint line continued to increase production and is on pace to contribute positively to profitability in the fiscal fourth quarter of 2013.”

“This progress was achieved despite overall market demand for the first half of fiscal 2013 that was below our expectations. The nonresidential forecasts by McGraw-Hill and others suggest that the market will grow in volume by 8% this calendar year over 2012. Given that the nonresidential market declined 2% over the first four months of calendar 2013, the market will need to build steam as it moves forward through the remainder of 2013 to achieve these forecasts. We remain cautiously optimistic that the nonresidential market will grow this year.”

“Our backlog, current demand and shipping schedules underpin our optimism that we will deliver significantly improved results in the second half of 2013 over the first half. Because of the recent investments we have made in efficiencies, we believe we are well-positioned to exploit the market recovery as it develops and demonstrate year-over-year improvements and meaningful operating leverage,” Mr. Chambers concluded.

Conference Call Information

The NCI Building Systems, Inc. second quarter conference call is scheduled for Tuesday, June 4, 2013, at 5:00 PM ET. Please call 1-412-858-4600 or 1-800-860-2442 to participate in the call. To listen to a live broadcast of the call over the Internet or to review the archived call, please visit the Company's website at www.ncigroup.com. To access the taped replay, please dial 1-412-317-0088 or 1-877-344-7529 and the passcode 10028871# when prompted. The Webcast archive and taped replay will both be available two hours after the call through June 11, 2013.

NCI Building Systems, Inc. is one of North America's largest integrated manufacturers of metal products for the nonresidential building industry. NCI is comprised of a family of companies operating manufacturing facilities across the United States and Mexico, with additional sales and distribution offices throughout the United States and Canada.

Contact:

Layne de Alvarez

Director, Investor Relations

281-897-7710

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "believe," "guidance," "potential," "expect," "should," "will," "forecast" and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current expectations, assumptions and/or beliefs concerning future events. As a result, these forward-looking statements rely on a number of assumptions, forecasts, and estimates and, as a result, these forward-looking statements are subject to a number of risks and uncertainties that may cause the Company's actual performance to differ materially from that projected in such statements. Among the factors that could cause actual results to differ materially include, but are not limited to industry cyclicality and seasonality and adverse weather conditions; ability to service the Company's debt; ability to integrate Metl-Span with the Company's business or to realize the anticipated benefits of such acquisition; fluctuations in customer demand and other patterns; raw material pricing and supply; competitive activity and pricing pressure; general economic conditions affecting the construction industry; financial crises or fluctuations in the U.S. and abroad; changes in laws or regulations; satisfaction of conditions to the closing of, and consummation of, the amendments to the Company’s term loan facility; and the volatility of the Company's stock price. The Company's SEC filings, including our most recent reports on Form 10-K, particularly under Item 1A "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended October 28, 2012, identify other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements. NCI expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any changes in its expectations.

NCI BUILDING SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	For the Three Months Ended		For the Six Months Ended
	April 28,	April 29,	April 28,	April 29,
	2013	2012	2013	2012

Sales	$293,399	$250,231	$590,983	$493,834
Cost of sales	232,562	192,229	469,277	382,210
Gross profit	60,837	58,002	121,706	111,624
	20.7%	23.2%	20.6%	22.6%

Engineering, selling, general and administrative expenses	62,782	51,564	123,253	100,505
Acquisition-related costs	-	1,494	-	1,890
Income (loss) from operations	(1,945)	4,944	(1,547)	9,229

Interest income	42	28	72	56
Interest expense	(6,191)	(3,062)	(12,465)	(6,386)
Other income, net	246	353	640	379

Income (loss) before income taxes	(7,848)	2,263	(13,300)	3,278
Provision (benefit) for income taxes	(2,506)	942	(4,331)	1,368
	31.9%	41.6%	32.6%	41.7%

Net income (loss)	$(5,342)	$1,321	$(8,969)	$1,910
Convertible preferred stock dividends and accretion	-	9,744	-	16,352
Convertible preferred stock beneficial conversion feature	-	7,858	-	11,878
Net loss applicable to common shares	$(5,342)	$(16,281)	$(8,969)	$(26,320)

Loss per common share:
Basic	$(0.28)	$(0.86)	$(0.46)	$(1.40)
Diluted	$(0.28)	$(0.86)	$(0.46)	$(1.40)

Weighted average number of common shares outstanding:
Basic	19,416	18,832	19,326	18,760
Diluted	19,416	18,832	19,326	18,760

Increase in sales	17.3%		19.7%

Gross profit percentage	20.7%	23.2%	20.6%	22.6%

Engineering, selling, general and administrative expenses percentage	21.4%	20.6%	20.9%	20.4%

NCI BUILDING SYSTEMS, INC.

CONDENSED BALANCE SHEETS

(In thousands)

	April 28,	October 28,
	2013	2012
	(Unaudited)
ASSETS
Cash and cash equivalents	$27,538	$55,158
Restricted cash	-	1,375
Accounts receivable, net	112,563	133,475
Inventories, net	125,779	106,015
Deferred income taxes	28,716	21,926
Income tax receivable	1,341	549
Prepaid expenses and other	18,388	16,864
Investments in debt and equity securities, at market	4,315	4,076
Assets held for sale	2,397	2,397
Total current assets	321,037	341,835

Property, plant and equipment, net	265,703	268,875
Goodwill	76,856	76,746
Intangible assets, net	51,002	53,028
Other assets	9,970	11,000
Total assets	$724,568	$751,484

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current portion of long-term debt	$2,500	$2,500
Note payable	1,481	515
Accounts payable	97,752	113,177
Accrued compensation and benefits	42,431	43,066
Accrued interest	3,102	345
Other accrued expenses	57,132	60,455
Total current liabilities	204,398	220,058

Long-term debt, net	225,111	234,444
Deferred income taxes	36,572	35,565
Other long-term liabilities	11,939	11,995
Total long-term liabilities	273,622	282,004

Series B cumulative convertible participating preferred stock	619,950	619,950

Common stock	925	925
Additional paid-in capital	11,128	4,991
Accumulated deficit	(378,819)	(369,850)
Accumulated other comprehensive loss	(6,613)	(6,568)
Treasury stock, at cost	(23)	(26)
Stockholders' deficit	(373,402)	(370,528)

Total liabilities and stockholders' deficit	$724,568	$751,484

NCI BUILDING SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	For the Six Months Ended
	April 28, 2013	April 29, 2012

Cash flows from operating activities:
Net income (loss)	$(8,969)	$1,910
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	20,103	14,427
Share-based compensation expense	6,887	4,093
Loss on sale of property, plant and equipment	-	13
Provision for doubtful accounts	1,100	(692)
Provision (benefit) from deferred income taxes	(4,772)	1,147
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable	19,812	12,561
Inventories	(19,764)	(18,373)
Income tax receivable	(381)	169
Prepaid expenses and other	286	(2,972)
Accounts payable	(15,425)	(2,899)
Accrued expenses	(2,389)	656
Other, net	(911)	(51)

Net cash provided by (used in) operating activities	(4,423)	9,989

Cash flows from investing activities:
Capital expenditures	(12,715)	(13,899)
Proceeds from sale of property, plant and equipment	-	37

Net cash used in investing activities	(12,715)	(13,862)

Cash flows from financing activities:
Proceeds from stock options exercised	674	-
Decrease in restricted cash	1,375	2,836
Payments on term loan	(10,375)	(2,200)
Payments on note payable	(593)	(403)
Payment of financing costs	(97)	(50)
Excess tax benefits from share-based compensation arrangements	948	1
Purchase of treasury stock	(2,369)	(1,510)

Net cash used in financing activities	(10,437)	(1,326)
Effect of exchange rate changes on cash and cash equivalents	(45)	73
Net decrease in cash and cash equivalents	(27,620)	(5,126)

Cash and cash equivalents at beginning of period	55,158	78,982

Cash and cash equivalents at end of period	$27,538	$73,856

NCI Building Systems, Inc.

Business Segments

(Unaudited)

(In thousands)

	Three Months Ended		Three Months Ended		$	%
	April 28, 2013		April 29, 2012		Inc/(Dec)	Change
		% of		% of
		Total		Total
		Sales		Sales
Sales:
Metal coil coating	$49,790	14	$48,839	16	$951	1.9%
Metal components	147,163	43	106,742	35	40,421	37.9%
Engineered building systems	148,095	43	148,715	49	(620)	-0.4%
Total sales	345,048	100	304,296	100	40,752	13.4%
Less: Intersegment sales	51,649	15	54,065	18	(2,416)	-4.5%
Total net sales	$293,399	85	$250,231	82	$43,168	17.3%

		% of		% of
Operating income (loss):		Sales		Sales
Metal coil coating	$4,755	10	$4,890	10	$(135)	-2.8%
Metal components	5,137	3	9,018	8	(3,881)	-43.0%
Engineered building systems	4,196	3	6,740	5	(2,544)	-37.7%
Corporate	(16,033)	-	(15,704)	-	(329)	-2.1%
Total operating income (loss) (% of sales)	$(1,945)	(1)	$4,944	2	$(6,889)	-139.3%

	Six Months Ended		Six Months Ended		$	%
	April 28, 2013		April 29, 2012		Inc/(Dec)	Change
		% of		% of
		Total		Total
		Sales		Sales
Sales:
Metal coil coating	$99,061	14	$97,922	16	$1,139	1.2%
Metal components	301,067	43	212,494	36	88,573	41.7%
Engineered building systems	295,661	43	289,013	48	6,648	2.3%
Total sales	695,789	100	599,429	100	96,360	16.1%
Intersegment sales	104,806	15	105,595	18	(789)	-0.7%
Total net sales	$590,983	85	$493,834	82	$97,149	19.7%

		% of		% of
Operating income (loss):		Sales		Sales
Metal coil coating	$10,297	10	$10,192	10	$105	1.0%
Metal components	11,209	4	14,559	7	(3,350)	-23.0%
Engineered building systems	8,237	3	14,336	5	(6,099)	-42.5%
Corporate	(31,290)	-	(29,858)	-	(1,432)	-4.8%
Total operating income (loss) (% of sales)	$(1,547)	(0)	$9,229	2	$(10,776)	-116.8%

NCI BUILDING SYSTEMS, INC.

BUSINESS SEGMENTS

NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS

RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED OPERATING INCOME (LOSS) EXCLUDING SPECIAL CHARGES

For the Three Months Ended April 28, 2013 and April 29, 2012

(Unaudited)

(In thousands)

	For the Three Months Ended April 28, 2013
	Metal Coil Coating	Metal Components	Engineered Building Systems	Corporate	Consolidated

Operating income (loss), GAAP basis (2)	$4,755	$5,137	$4,196	$(16,033)	$(1,945)

	For the Three Months Ended April 29, 2012
	Metal Coil Coating	Metal Components	Engineered Building Systems	Corporate	Consolidated

Operating income (loss), GAAP basis	$4,890	$9,018	$6,740	$(15,704)	$4,944
Acquisition-related costs	-	-	-	1,494	1,494
Actuarial determined general liability self-insurance charges (recovery)	-	(1,929)	-	-	(1,929)
Executive retirement	-	-	-	508	508
"Adjusted" operating income (loss) (1)	$4,890	$7,089	$6,740	$(13,702)	$5,017

(1)	The Company discloses a tabular comparison of "Adjusted" operating income (loss), which is a non-GAAP measure because it is instrumental in comparing the results from period to period. "Adjusted" operating income (loss) should not be considered in isolation or as a substitute for operating income (loss) as reported on the face of our statement of operations.
(2)	The Company did not incur any special charges during the three months ended April 28, 2013.

NCI BUILDING SYSTEMS, INC.

BUSINESS SEGMENTS

NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS

RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED OPERATING INCOME (LOSS) EXCLUDING SPECIAL CHARGES

FOR THE SIX MONTHS ENDED APRIL 28, 2013 AND APRIL 29, 2012

(Unaudited)

(In thousands)

	For the Six Months Ended April 28, 2013
	Metal Coil Coating	Metal Components	Engineered Building Systems	Corporate	Consolidated

Operating income (loss), GAAP basis (2)	$10,297	$11,209	$8,237	$(31,290)	$(1,547)

	For the Six Months Ended April 29, 2012
	Metal Coil Coating	Metal Components	Engineered Building Systems	Corporate	Consolidated

Operating income (loss), GAAP basis	$10,192	$14,559	$14,336	$(29,858)	$9,229
Acquisition-related costs	-	-	-	1,890	1,890
Actuarial determined general liability self-insurance charges (recovery)	-	(1,929)	-	-	(1,929)
Executive retirement	-	-	-	508	508
"Adjusted" operating income (loss) (1)	$10,192	$12,630	$14,336	$(27,460)	$9,698

(1)	The Company discloses a tabular comparison of "Adjusted" operating income (loss), which is a non-GAAP measure because it is instrumental in comparing the results from period to period. "Adjusted" operating income (loss) should not be considered in isolation or as a substitute for operating income (loss) as reported on the face of our statement of operations.
(2)	The Company did not incur any special charges during the six months ended April 28, 2013.

NCI BUILDING SYSTEMS, INC.

NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS

COMPUTATION OF EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION,

AMORTIZATION AND OTHER NONCASH ITEMS ("ADJUSTED EBITDA")

(Unaudited)

(In thousands)

	3rd Qtr	4th Qtr	1st Qtr	2nd Qtr	Trailing 12 Months
	July 29,	October 28,	January 27,	April 28,	April 28,
	2012	2012	2013	2013	2013
Net income (loss)	$(3,267)	$6,270	$(3,627)	$(5,342)	$(5,966)
Add:
Depreciation and amortization	7,248	10,355	9,122	8,809	35,534
Consolidated interest expense, net	4,159	6,226	6,244	6,149	22,778
Provision (benefit) for taxes	(663)	3,379	(1,825)	(2,506)	(1,615)
Acquisition-related costs, net	2,946	153	-	-	3,099
Transaction costs	6,437	-	-	-	6,437
Non-cash charges:
Stock-based compensation	2,090	3,116	3,442	3,445	12,093
Asset impairments (recoveries)	(22)	13	-	-	(9)
Embedded derivative	(5)	(5)	(5)	(4)	(19)

Adjusted EBITDA (1)	$18,923	$29,507	$13,351	$10,551	$72,332

	3rd Qtr	4th Qtr	1st Qtr	2nd Qtr	Trailing 12 Months
	July 31,	October 30,	January 29,	April 29,	April 29,
	2011	2011	2012	2012	2012
Net income (loss)	$2,593	$3,411	$589	$1,321	$7,914
Add:
Depreciation and amortization	7,187	6,753	6,158	5,841	25,939
Consolidated interest expense, net	3,864	3,685	3,296	3,034	13,879
Provision (benefit) from income taxes	-	398	426	942	1,766
Acquisition-related costs, net	-	-	396	1,494	1,890
Cash restructuring charges (recovery)	(575)	283	-	-	(292)
Executive retirement	-	-	-	508	508
Non-cash charges:
Stock-based compensation	1,776	1,776	1,972	2,119	7,643
Asset impairments (recoveries)	(93)	1,214	-	-	1,121
Embedded derivative	(6)	(6)	(5)	(6)	(23)

Adjusted EBITDA (1)	$14,746	$17,514	$12,832	$15,253	$60,345

(1)	The Company's Credit Agreement defines adjusted EBITDA. Adjusted EBITDA excludes non-cash charges for goodwill and other asset impairments and stock compensation as well as certain non-recurring charges. As such, the historical information is presented in accordance with the definition above. Concurrent with the amendment and restatement of the Term Note facility, the Company entered into an Asset-Backed Lending facility which has substantially the same definition of adjusted EBITDA except that the ABL facility caps certain non-recurring charges. The Company is disclosing adjusted EBITDA, which is a non-GAAP measure, because it is used by management and provided to investors to provide comparability of underlying operational results.

NCI BUILDING SYSTEMS, INC.

NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS

"ADJUSTED" LOSS PER DILUTED COMMON SHARE AND NET LOSS COMPARISON

(Unaudited)

	Fiscal Three Months Ended		Fiscal Six Months Ended
	April 28,	April 29,	April 28,	April 29,
	2013	2012	2013	2012
Net loss per diluted common share, GAAP basis	(0.28)	(0.86)	(0.46)	(1.40)
Convertible preferred stock beneficial conversion feature and amendment	-	0.42	-	0.63
Acquisition-related costs, net of taxes	-	0.05	-	0.06
Actuarial determined general liability self-insurance charges (recovery), net of taxes	-	(0.06)	-	(0.06)
Executive retirement, net of taxes	-	0.02	-	0.02
"Adjusted" net loss per diluted common share (1)	(0.28)	(0.44)	(0.46)	(0.75)

	Fiscal Three Months Ended		Fiscal Six Months Ended
	April 28,	April 29,	April 28,	April 29,
	2013	2012	2013	2012
Net loss applicable to common shares, GAAP basis	$(5,342)	$(16,281)	$(8,969)	$(26,320)
Convertible preferred stock beneficial conversion feature and amendment	-	7,858	-	11,878
Acquisition-related costs, net of taxes	-	920	-	1,164
Actuarial determined general liability self-insurance charges (recovery), net of taxes	-	(1,188)	-	(1,188)
Executive retirement, net of taxes	-	313	-	313
"Adjusted" net loss applicable to common shares (1)	$(5,342)	$(8,378)	$(8,969)	$(14,153)

(1)	The Company discloses a tabular comparison of "Adjusted" loss per diluted common share and net loss applicable to common shares, which are non-GAAP measures, because they are referred to in the text of our press releases and are instrumental in comparing the results from period to period. "Adjusted" loss per diluted common share and net loss applicable to common shares should not be considered in isolation or as a substitute for loss per diluted common share and net loss applicable to common shares as reported on the face of our statement of operations.

NCI Building Systems, Inc.

Reconciliation of Segment Sales to Third Party Segment Sales (Internal Information)

(Unaudited)

(In thousands)

						%
	2nd Qtr 2013		2nd Qtr 2012		Inc/(Dec)	Change
Metal Coil Coating
Total Sales	49,790	14%	48,839	16%	951	2%
Less: Intersegment sales	27,903		29,267		(1,364)	-5%
Third Party Sales	21,887	7%	19,572	8%	2,315	12%

Operating Income (Loss)	4,755	22%	4,890	25%	(135)	-3%

Metal Components
Total Sales	147,163	43%	106,742	35%	40,421	38%
Less: Intersegment sales	17,982		21,418		(3,436)	-16%
Third Party Sales	129,181	44%	85,324	34%	43,857	51%

Operating Income (Loss)	5,137	4%	9,018	11%	(3,881)	-43%

Engineered Building Systems
Total Sales	148,095	43%	148,715	49%	(620)	0%
Less: Intersegment sales	5,764		3,380		2,384	71%
Third Party Sales	142,331	49%	145,335	58%	(3,004)	-2%

Operating Income (Loss)	4,196	3%	6,740	5%	(2,544)	-38%

Consolidated
Total Sales	345,048	100%	304,296	100%	40,752	13%
Intersegment	51,649		54,065		(2,416)	-4%
Third Party Sales	293,399	100%	250,231	100%	43,168	17%

Operating Income (Loss)	(1,945)	-1%	4,944	2%	(6,889)	-139%

	YTD		YTD			%
	2nd Qtr 2013		2nd Qtr 2012		Inc/(Dec)	Change
Metal Coil Coating
Total Sales	99,061	14%	97,922	16%	1,139	1%
Less: Intersegment sales	57,953		58,112		(159)	0%
Third Party Sales	41,108	7%	39,810	8%	1,298	3%

Operating Income (Loss)	10,297	25%	10,192	26%	105	1%

Metal Components
Total Sales	301,067	43%	212,494	36%	88,573	42%
Less: Intersegment sales	35,358		39,874		(4,516)	-11%
Third Party Sales	265,709	45%	172,620	35%	93,089	54%

Operating Income (Loss)	11,209	4%	14,559	8%	(3,350)	-23%

Engineered Building Systems
Total Sales	295,661	43%	289,013	48%	6,648	2%
Less: Intersegment sales	11,495		7,609		3,886	51%
Third Party Sales	284,166	48%	281,404	57%	2,762	1%

Operating Income (Loss)	8,237	3%	14,336	5%	(6,099)	-43%

Consolidated
Total Sales	695,789	100%	599,429	100%	96,360	16%
Less: Intersegment sales	104,806		105,595		(789)	-1%
Third Party Sales	590,983	100%	493,834	100%	97,149	20%

Operating Income (Loss)	(1,547)	0%	9,229	2%	(10,776)	-117%